Exhibit 99.1

    Secondary Stock Offering Registration Statement Effective; CB&I Reaffirms
                Fourth Quarter/Full-Year 2003 Earnings Guidance

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Jan. 22, 2004--CB&I (NYSE:CBI) announced today that its shelf registration statement filed with the U.S. Securities and Exchange Commission relating to 6,097,145 shares of its common stock for sale from time to time by one of its shareholders, First Reserve Fund VIII, L.P., became effective on Jan. 15, 2004.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
    CB&I also confirmed that its estimates for new business taken, revenues and earnings per share (EPS) for the fourth quarter and full-year 2003 are expected to be consistent with previous guidance. New business taken is estimated to be between $300-$400 million for the fourth quarter and $1.6-$1.7 billion for full-year 2003; revenues are estimated to be between $400-$500 million for the fourth quarter and $1.55-$1.65 billion for full-year 2003; and EPS is estimated to be between $0.38-$0.39 for the fourth quarter and $1.38-$1.39 for full-year 2003. CB&I is scheduled to release its fourth quarter and full-year 2003 results after close of business on Feb. 11, 2004.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, CB&I cautions that statements in this press release which are forward looking and which provide other than historical information involve risks, uncertainties and assumptions, and the actual outcome and results may differ from what is expressed. A variety of factors could cause business conditions to differ from what is expressed in the forward-looking statements. Please see the prospectus filed as part of the above-referenced registration statement for a more complete discussion of these risk factors.
    CB&I is a global specialty engineering, procurement and construction (EPC) company serving customers in several primary end markets, including hydrocarbon exploration, production and refining; natural gas; water; and the energy sector in general. We offer a complete package of design, engineering, fabrication, construction and maintenance services. Our projects include hydrocarbon processing plants, LNG terminals and peak shaving plants, offshore structures, pipelines, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.CBIepc.com.


    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245